Exhibit 99.1

SECTION 13(r) DISCLOSURE

The disclosure with respect to the fiscal quarter ended December 31, 2015 reproduced below was included in Travelport Worldwide Limited’s annual report on Form 10-K for the fiscal year ended December 31, 2015, filed with the Securities and Exchange Commission (the “SEC”) in accordance with Section 13(r) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The disclosure with respect to the fiscal quarter ended September 30, 2015 reproduced below was included in each of Hilton Worldwide Holdings Inc.’s and Travelport Worldwide Limited’s quarterly report on Form 10-Q for the fiscal quarter ended September 30, 2015, filed with the SEC in accordance with Section 13(r) of the Exchange Act. As of the date Extended Stay America, Inc. and ESH Hospitality, Inc. filed their combined annual report on Form 10-K for the fiscal year ended December 31, 2015 with the SEC, neither The Blackstone Group L.P. (“Blackstone”) nor Hilton Worldwide Holdings Inc. had filed its Form 10-K for the fiscal year ended December 31, 2015. Each of Hilton Worldwide Holdings Inc. and Travelport Worldwide Limited may be considered an affiliate of Blackstone, and therefore an affiliate of Extended Stay America, Inc. and ESH Hospitality, Inc. We did not independently verify or participate in the preparation of these disclosures.

Travelport Worldwide Limited included the following disclosure in its Form 10-K for the fiscal year ended December 31, 2015:

Iran Sanctions Disclosure

As part of our global business in the travel industry, we provide certain passenger travel related Travel Commerce Platform and Technology Services to Iran Air. We also provide certain Technology Services to Iran Air Tours. All of these services are either exempt from applicable sanctions prohibitions pursuant to a statutory exemption permitting transactions ordinarily incident to travel or, to the extent not otherwise exempt, specifically licensed by the U.S. Office of Foreign Assets Control. Subject to any changes in the exempt/licensed status of such activities, we intend to continue these business activities, which are directly related to and promote the arrangement of travel for individuals.

The gross revenue and net profit attributable to these activities for the year ended December 31, 2015 were approximately $551,000 and $389,000, respectively, and $660,000 and $470,000 for the year ended December 31, 2014, respectively.

Hilton Worldwide Holdings Inc. included the following disclosure in its Form 10-Q for the fiscal quarter ended September 30, 2015:

The following activities are disclosed as required by Section 13(r)(1)(D)(iii) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

During the fiscal quarter ended September 30, 2015, an Iranian governmental delegation stayed at the Transcorp Hilton Abuja for one night. The stays were booked and paid for by the government of Nigeria. The hotel received revenues of approximately $5,320 from these dealings. Net profit to Hilton Worldwide Holdings Inc. (“Hilton”) from these dealings was approximately $495. Hilton believes that the hotel stays were exempt from the Iranian Transactions and Sanctions Regulations, 31 C.F.R. Part 560, pursuant to the International Emergency Economic Powers Act (“IEEPA”) and under 31 C.F.R. Section 560.210 (d). The Transcorp Hilton Abuja intends to continue engaging in future similar transactions to the extent they remain permissible under applicable laws and regulations.

Travelport Worldwide Limited included the following disclosure in its Form 10-Q for the fiscal quarter ended September 30, 2015:

Trade Sanctions Disclosure

The following activities are disclosed as required by Section 13(r)(1)(D)(iii) of the Exchange Act.

As part of our global business in the travel industry, we provide certain passenger travel related Travel Commerce Platform and Technology Services to Iran Air. We also provide certain Technology Services to Iran Air Tours. All of these services are either exempt from applicable sanctions prohibitions pursuant to a statutory exemption permitting transactions ordinarily incident to travel or, to the extent not otherwise exempt, specifically licensed by the U.S. Office of Foreign Assets Control. Subject to any changes in the exempt/licensed status of such activities, we intend to continue these business activities, which are directly related to and promote the arrangement of travel for individuals.

The gross revenue and net profit attributable to these activities in the quarter ended September 30, 2015 were approximately $133,000 and $94,000, respectively.